UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

June 5, 2018
Date of Report

Cantabio Pharmaceuticals Inc.
(Exact name of small business issuer as specified in its charter)

Delaware	000-54905	99-0373067
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1250 Oakmead Pkwy Sunnyvale, California (Address of principal executive offices)	94303 (Zip Code)

(650) 320-1765
Registrant’s telephone number, including area code

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01          Entry into a Material Definitive Agreement

On June 5, 2018, we entered into a securities purchase agreement (the "SPA") with an accredited investor (the “Buyer”) to place Convertible Debentures (the “Debentures”) with a maturity date of one year after the issuance thereof in the aggregate principal amount of up to $300,000 (the “Transaction”), provided that in case of an event of default, the Debentures may become at the holder’s election immediately due and payable. The closing of the Transaction occurred on June 5, 2018 when we issued a Debenture for $300,000. We intend to use the net proceeds from the Transaction to test lead candidates from our CB101 program for their therapeutic efficacy in in vivo rodent models of Parkinson's disease and for general corporate purposes.

The Debentures bear interest at the rate of 5% per annum.  In addition, we must pay to the holder a fee equal to 7% of the amount of the Debentures to assist in their monitoring costs for the Debentures. The net proceeds of the financing will be used for general corporate matters and for other expenses.

The Debenture may be converted into shares of our common stock at any time on or prior to maturity at the lower of $0.05 or 93% of the average of the three lowest daily VWAPs during the 10 consecutive trading days immediately preceding the conversion date, provided that as long as we are not in default under the Debenture, the conversion price may never be less than $0.01.  We may not convert any portion of a Debenture if such conversion would result in the holder beneficially owning more than 4.99% of our then issued and common stock, provided that such limitation may be waived by the holder with 65 days’ notice.

Any time after the six-month anniversary of the issuance of a Debenture that the daily VWAP is less than $0.01 for a period of twenty consecutive trading days (the “Triggering Date”) and only for so long as such conditions exist after a Triggering Date, we shall make monthly payments beginning on the last calendar day of the month when the Triggering Date occurred.  Each monthly payment shall be in an amount equal to the sum of (i) the principal amount outstanding as of the Triggering Date divided by the number of such monthly payments until maturity, (ii) a redemption premium of 20% in respect of such principal amount and (iii) accrued and unpaid interest hereunder as of each payment date.  We may, no more than twice, obtain a thirty day deferral of a monthly payment due as a result of a Triggering Date through the payment of a deferral fee in the amount equal to 10% of the total amount of such monthly payment.  Each deferral payment may be paid by the issuance of such number of shares as is equal to the applicable deferral payment divided by a price per share equal to 93% of the average of the four lowest daily VWAPs during the 10 consecutive Trading Days immediately preceding the due date in respect of such monthly payment begin deferred, provided that such shares issued will be immediately freely tradable shares in the hands of the holder.

The SPA and Debentures is subject to a Security Agreement to secure payment and performance of our obligations under the Debentures and related agreements pursuant to which we granted the Buyer a security interest in all of our assets.  The security interest granted pursuant to the Security Agreement terminates on the payment in full of outstanding Debentures and any interest on, or other payments due under, the Debentures.

On June 5, 2018, we also entered into an Amendment Agreement with the Buyer whereby we amended the terms of certain debentures issued pursuant to the terms of a Securities Purchase Agreement entered into on January 25, 2017 and November 20, 2017. Those debentures were (i) a convertible debenture issued on January 25, 2017 in a face amount of $300,000, (ii) a convertible debenture issued on March 2, 2017 in a face amount of $150,000 (iii) a convertible debenture issued on May 3, 2017 in a face amount of $150,000, (iv) a convertible debenture issued on November 20, 2017 in a face amount of $150,000 and (v) a convertible debenture issued on February 14, 2018 in a face amount of $150,000 (each as amended, an “Initial Debenture”). The Amendment Agreement lowered the conversion price of the Initial Debentures to the lower of (i) $0.05 and (ii) 93% of the average of the three lowest daily VWAPs during the ten consecutive Trading Days immediately preceding the conversion date, but in no event lower than $0.01.

Item 3.02          Unregistered Sale of Equity Securities

The information set forth in Item 1.01 hereof is incorporated by reference into this Item 3.02.  The Debentures were issued in reliance on exemptions from registration under Section 4(2) of the Securities Act of 1933, as amended (the “Act”), and Rule 506 of Regulation D promulgated under the Act.  This transaction qualified for exemption from registration because among other things, the transaction did not involve a public offering, the investor was an accredited investor and/or qualified institutional buyer, the investor had access to information about our company and its investment, the investor took the securities for investment and not resale, and we took appropriate measures to restrict the transfer of the securities.

Item 9.01          Financial Statements and Exhibits.

Exhibits.

10.1	Securities Purchase Agreement, dated June 5, 2018
10.2	Amendment Agreement, dated June 5, 2018
10.3	Security Agreement, dated November 20, 2017 filed as Exhibit 10.2 to Form 8-K filed on November 27, 2017 and incorporated herein by reference
10.4	Form of Debenture

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CANTABIO PHARMACEUTICALS INC.
Date: June 8, 2018	By: /s/ Thomas Roger Sawyer Name: Thomas Roger Sawyer Title: Chief Operating Officer